Guaranty Federal BANCSHARES, INC Strength. Growth. Vision.	Exhibit 99.1 For Immediate Release

Contacts:	Shaun A. Burke, President & CEO	NASDAQ:GFED
	Guaranty Bank	www.gbankmo.com
1341 W. Battlefield
Springfield, MO 65807
417-520-4333

Guaranty Federal Bancshares, Inc.
Announces Third Quarter Financial Results

SPRINGFIELD, MO – (October 17, 2007) – Guaranty Federal Bancshares, Inc, (NASDAQ:GFED), the holding company (the “Company”) for Guaranty Bank, today announces the following highlights for its third quarter ended September 30, 2007:

Third Quarter 2007 Financial Highlights

•	Quarterly diluted earnings per share increases 5% over prior year quarter
•	Year to date diluted earnings per share increases 4% over prior year
•	Total revenues increased 9% over the prior year quarter
•	Non-interest income increased 32% over the prior year quarter
•	Total deposits increased 14%, or $49.3 million, from December 31, 2006 and 25%, or $79.3 million, from September 30, 2006
•	Annualized return on average assets was 1.25% for the quarter
•	Annualized return on average equity was 14.29% for the quarter

The Company today announces that earnings for the third quarter ended September 30, 2007 were $.59 per diluted share, ($1,613,000), an increase of 5% from the $.56 per diluted share ($1,624,000) the Company earned during the same quarter in the prior year.  Earnings for the first nine months of 2007 were $1.70 per diluted share, ($4,782,000), a 4% increase from the $1.64 per diluted share ($4,770,000) the Company earned in the prior year.

“In light of the concerns about the overall health of the economy we are pleased with our third quarter 5% increase in earnings per share,” said President and CEO Shaun Burke.  “While the market is facing challenges brought about by widespread foreclosures of subprime loans and a housing market slowdown, we remain committed to generating long term shareholder value and continue to focus on credit quality over quantity.  Our liquidity and fee income initiatives continue to be successful with a 25% growth in deposits and 32% increase in non-interest income over third quarter 2006.”

On August 20, 2007, the Company reinforced its history of enhancing shareholder value by announcing a plan to repurchase up to 350,000 shares of its common stock.  As of September 30, 2007, 3,744 shares had been repurchased by the Company pursuant to this repurchase plan at an average cost of $29.99 per share.

On September 21, 2007, the Company declared a quarterly cash dividend of $0.18 per share.  The dividend was a 5.9% increase over the previous quarterly dividend of $0.17 per share.  This dividend was the 31st consecutive paid since the Company was formed in December 1997.  During this period the Company paid nine consecutive semi-annual dividends followed by 22 consecutive quarterly dividends.

About Guaranty Federal Bancshares, Inc.
Guaranty Federal Bancshares, Inc. (NASDAQ:GFED) has a subsidiary corporation offering full banking services.  The principal subsidiary, Guaranty Bank, is headquartered in Springfield, Missouri, and has eight full-service branches in Greene and Christian Counties and Loan Production Offices in Wright, Webster and Howell Counties.  In addition, Guaranty Bank is a member of the TransFund ATM network which provides its customers surcharge free access to over 80 area ATMs and over 700 ATM’s nationwide.  For more information visit the Guaranty Bank website: www.gbankmo.com.

The discussion set forth above may contain forward-looking comments.  Such comments are based upon the information currently available to management of the Company and management’s perception thereof as of the date of this release.  When used in this release, words such as “anticipates,” “estimates,” “believes,” “expects,” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.  Such statements are subject to risks and uncertainties.  Actual results of the Company’s operations could materially differ from those forward-looking comments.  The differences could be caused by a number of factors or combination of factors including, but not limited to: changes in demand for banking services; changes in portfolio composition; changes in management strategy; increased competition from both bank and non-bank companies; changes in the general level of interest rates; the effect of regulatory or government legislative changes; technology changes; fluctuation in inflation; and other factors set forth in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time.

	Quarter ended		Nine Months ended
Operating Data:	30-Sep-07	30-Sep-06	30-Sep-07	30-Sep-06
	(Dollar amounts are in thousands, except per share data)

Total interest income	$9,686	9,054	28,311	25,519
Total interest expense	5,202	4,543	15,177	12,438
Provision for loan losses	210	150	630	600
Net interest income after provision for loan losses	4,274	4,361	12,504	12,481
Noninterest income	1,217	921	3,817	2,702
Noninterest expense	2,987	2,630	8,857	7,541
Income before income tax	2,504	2,652	7,464	7,642
Income tax expense	891	1,028	2,682	2,872
Net income	$1,613	1,624	4,782	4,770
Net income per share-basic	$0.60	0.58	1.75	1.71
Net income per share-diluted	$0.59	0.56	1.70	1.64

Annualized return on average assets	1.25%	1.32%	1.24%	1.31%
Annualized return on average equity	14.29%	14.59%	13.95%	14.44%
Net interest margin	3.61%	3.84%	3.69%	3.77%

	As of	At
Financial Condition Data:	30-Sep-07	31-Dec-06
Cash and cash equivalents	$11,152	14,881
Investments	20,147	14,052
Loans, net of allowance for loan losses 9/30/2007 - $5,798; 12/31/2006 - $5,783	479,210	480,269
Other assets	17,499	15,643
Total assets	$528,008	524,845

Deposits	$401,559	352,230
FHLB advances	53,086	108,000
Subordinated agreements	15,465	15,465
Securities sold under agreements to repurchase	9,861	1,703
Other liabilities	3,487	2,548
Total liabilities	483,458	479,946
Stockholder's equity	44,550	44,899
Total liabilities and stockholder equity	$528,008	524,845
Equity to assets ratio	8.44%	8.55%
Book value per share	$16.64	$16.30
Non performing assets	$7,265	$2,921